Exhibit 4.10

RENESOLA LIMITED

Restricted Share Subscription Agreement

This RESTRICTED SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of this      day of April, 2006 by and between Renesola Limited, a British Virgin Island corporation (the “Company”), and Xiaoshu Bai, a Canadian national whose passport number is BC158462 and correspondence address is Apart 502, Block C, Dan Gui Yuan, Jing Guang Xin Cheng, 9 Xin Xi Wang Lu, Chengdu, Sichuan, China 610041 (the “Subscriber”).

WHEREAS, the Company desires to issue certain number of shares of its common stock to the Subscriber in connection with the services which shall be provided hereafter by the Subscriber pursuant to certain employment agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

I.	ISSUANCE AND SUBSCRIPTION OF THE SHARES

Subject to the terms and conditions hereinafter set forth, the Company shall issue to the Subscriber and the Subscriber hereby subscribes for the number of shares of its ordinary shares equal to 0.5% of the total shares, issued prior to the initial public offering of shares of the Company on the London AIM stock exchange or any other stock exchange (the “IPO”) or, if there is a sub-division, consolidation, re-classification, re-construction or other adjustment of the share capital of the Company thereafter, shares forming part of the ordinary equity share capital of the Company of such other nominal amount as shall result from any such sub-division, consolidation, re-classification, re-construction or other adjustment (the “Shares”). The consideration for the Shares is the services he provides as Chief Financial Officer which shall be provided hereafter by the Subscriber pursuant to the Employment Agreement signed between the Company’s subsidiary in China (Zhejiang Yuhui Solar Energy Company Limited) and the Subscriber, which is attached hereto as an exhibit. The Subscriber is not required to pay additional consideration for the subscription for the Shares.

II.	RESTRICTIONS AND CONDITIONS ON THE SHARES

The Shares shall be subject to the following restrictions and conditions:

a.

The Shares shall be registered in the name of the Subscriber and shall be released to the Subscriber at the following schedule: one-third of the Shares shall be released to the Subscriber the earlier of 1) prior to the IPO and 2) three (3) months after the start of the Subscriber’s employment with the Company; one-third of the Shares shall be released to the Subscriber on the first anniversary of the start of the Subscriber’s employment with the Company, and one-third of the Shares shall be released on the second anniversary of the start of the Subscriber’s employment with the Company. The Subscriber acknowledges that prior to the respective anniversary of the date hereof, the respective Shares may not be sold, assigned, exchanged, transferred, pledged, hypothecated or otherwise disposed of by the Subscriber.

b.	In the event that the Subscriber’s employment at the Company is terminated by the Company for causes stipulated in Clause 9 of the Employment Agreement or applicable laws or in the event that the Subscriber leaves the Company’s employment without the Company’s prior written consent prior to the expiry of the Employment Agreement, the Company shall forfeit the corresponding number of Shares equivalent to the number of months of employment services remaining to be performed by the Subscriber during the three (3) years covered by the initial Employment Agreement. Such forfeited Shares shall be deemed unearned by the Subscriber and shall be cancelled by the Company. The Subscriber shall cooperate by returning the relevant Share Certificate to the Company for cancellation.

c.	The disposal of the Shares shall be subject to the applicable lock-up covenants, the applicable Securities Laws as well as all the provisions of the Memorandum and Articles of Association of the Company.

d.	The Subscriber’s dividend rights and voting rights to the Shares prior to the listing of the Company on the London AIM stock exchange or any other stock exchange as the case may be, are subject to the Directors of the Company or a duly authorized committee thereof (the “Directors”).

III.	REPRESENTATIONS BY AND COVENANTS OF SUBSCRIBER

a.	The Subscriber acknowledges and hereby represents that during the course of this transaction it has been furnished by the Company with information regarding the Company which it requested or desired to know; that documents which could be reasonably provided have been made available for its inspection and review; and that it has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the terms and conditions of this offering.

b.	The Subscriber acknowledges that the Company has not provided any tax advice or information. The Subscriber acknowledges that it must retain its own professional advisors to evaluate the tax, and other consequences.

c.	The Subscriber understands and consents to the placement of a legend on any certificate or other document evidencing the Shares setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing the Shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by the applicable securities laws at the time of the issuance of the Shares:

THE SHARES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE APPLICABLE SECURITIES LAW OR THE ISSUER OF THE SHARES (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE APPLICABLE SECURITIES LAW; and

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN SUBSCRIPTION AGREEMENT BY AND BETWEEN RENESOLA LIMITED, A BVI CORPORATION, AND XIAOSHU BAI, A CANADIAN CITIZEN.

d.	The Subscriber acknowledges that it understands that the Company will need to raise capital in the near term through public offering in order to develop its business as proposed, which may include the sale of equity securities. The issuance of these equity securities could result in dilution to the Subscriber.

e.	This Agreement has been duly executed and delivered by the Subscriber and constitutes the legal, valid and binding obligation of the Subscriber, enforceable in accordance with its terms.

f.	The Subscriber acknowledges that if the holders in the aggregate of more than 50% of the outstanding shares of common stock of the Company, as one class (“Selling Stockholders”), propose to sell, assign, mortgage, transfer, pledge, hypothecate or otherwise dispose of all, but not less than all, of their respective shares to a third party in one or a series of related transactions which is approved by a majority of the Company’s Board of Directors, then the Selling Stockholders may, at their option, require Subscriber (the “Holder”) to sell all of such Holder’s Shares in such transfer to the bona fide third party rather than an affiliate or affiliates of the controlling shareholder(s) of the Company on the same terms and conditions, and for the same consideration, as the Selling Stockholders. In no event shall such consideration shall be lower than the then fair market value of the Company. The Holder shall take such necessary or desirable actions in connection with the consummation of such transaction as reasonably requested by the Company or the Selling Stockholders;

g.	Subject to Clause II (c) of this Agreement, the Subscriber agrees that in connection with an underwritten public offering of common stock of the Company, upon the request of the Company or the principal underwriter managing such public offering, the Shares (and any shares of common stock of the Company received directly or indirectly with respect thereto) may not be sold, offered for sale or similar financial effect or otherwise disposed of without the prior written consent of the Company or such underwriter, as the ease may be, for a period not exceeding twelve months after the effectiveness of the registration statement filed in connection with such offering, but only to the extent that the Company’s directors, executive officers and/or their immediate family are similarly bound.

h.	The Subscriber is legally available to begin employment by May 20th 2006.

IV.	REPRESENTATIONS BY THE COMPANY

The Company represents and warrants to the Subscriber that as of the date of this Agreement:

a.	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Island and other jurisdictions the Company or its subsidiaries are duly licensed or qualified to transact business as a foreign corporation.

b.	The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the issuance and delivery of the Shares has been duly authorized, by all, requisite corporate action, including all necessary Board of Director and stockholder approvals.

c.	The Employment Agreement between the Company’s subsidiary and the Subscriber, when executed and delivered in accordance with this Agreement and/or the terms thereof, will constitute the legal, valid and binding obligations of the Company’s subsidiary and the Subscriber, enforceable in accordance with their respective terms.

d.	The Company shall be the listing vehicle for the purpose referred in Clause I of this Agreement; In the event a different corporate vehicle is being used as the listing vehicle, such alternative listing vehicle shall replace the Company hereunder and shall be similarly bound by the terms and obligations hereunder as if such alternative listing which is a contacting party to this Agreement as from the beginning.

V.	MISCELLANEOUS

a.	All notices required or desired to be transmitted hereunder shall be in writing and shall be transmitted by registered or certified mail (postage prepaid and return receipt requested), courier, messenger, or facsimile to the following addresses:

For Company:	.

For Subscriber	.

b.	This Agreement shall not be changed, modified or amended except by a writing signed by the parties.

c.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Subscription Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

d.	Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of Hong Kong Special Administrative Region.

e.	If any dispute arising from or in relation to this Agreement, both parties may resolve such dispute first through amicable discussion. If no agreement is reached by the amicable negotiation between the parties, then any party may submit the dispute for arbitration. The arbitration shall be carried out in Hong Kong in accordance with the arbitration rules of the Hong Kong International Arbitration Centre (“HKIAC”) in effect on the date of arbitration. The arbitration award or decision shall be final and binding upon both Parties and shall be enforceable according to its terms and conditions.

f.	This Agreement may be executed in counterparts. Upon the execution and delivery of this Agreement by the Subscriber, this Agreement shall become a binding obligation of the Subscriber with respect to the subscription of Shares as herein provided.

g.	The holding of any provision of this Agreement to be invalid or unenforceable shall not affect any other provision of this Agreement, which shall remain in full force and effect.

h.	It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

i.	The Subscriber shall pay all tax and discharge all other liabilities to which he may become subject as a result of his participation in this Agreement or the disposal of the Shares.

j.	The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the day and year first written above.

Xiaoshu Bai

By:	/s/ Xiaoshu Bai
Name:	Xiaoshu Bai
Its:

Number of Shares Being Subscribed:

Subscription Accepted:

Renesola Limited

By:	/s/ Xianshou Li
Chairman of the Board